News Release Contact: Sue Mallino (404) 813-0463 sue.mallino@suntrust.com SunTrust Chief Risk Officer Jerome Lienhard to Retire; Ellen Koebler Appointed Successor ATLANTA (November 1, 2018) – SunTrust Banks, Inc. (NYSE: STI) today announced that Jerome Lienhard will retire as chief risk officer at the end of the year, following an outstanding 40-year career in the financial services industry. Ellen Koebler will succeed Lienhard as CRO effective January 1, 2019, reporting to SunTrust Chairman and CEO Bill Rogers and assuming responsibility for the company's enterprise risk management. Koebler will oversee credit, market, operational, compliance and technology risk, as well as the risk review assurance function, and portfolio risk analytics and modeling. "Jerome Lienhard is a quintessential corporate leader, achieving high levels of performance, client service and engagement in every role he served across the organization,” said Rogers. “Especially as dean of our Advanced Leadership Program, he was instrumental in mentoring others and aligning the company on our purpose of advancing financial well-being.” Rogers continued, “Ellen Koebler brings a strong combination of strategy, execution and leadership to the role with both risk management and business line experience.” Koebler is currently Consumer Solutions executive at SunTrust, responsible for direct/indirect lending, LightStream, checking, deposits, payments and partnerships. Lienhard joined SunTrust in 2006 as senior vice president and treasurer responsible for funding, treasury operations, portfolio management and asset liability management. He was named president and chief executive officer of SunTrust Mortgage in 2011 and became chief risk officer in 2015. Prior to joining SunTrust, he was senior vice president and treasurer for Freddie Mac and corporate treasury manager for Toyota Motor Credit Corporation. Lienhard earned a bachelor’s degree in Accounting and a master’s degree in International Finance from the University of Southern California. Koebler returned to SunTrust in 2017 for her current role after serving as chief risk officer for E*TRADE. She originally joined SunTrust in 2004 as director of corporate investment bank portfolio strategies. She subsequently held positions in corporate risk management, including chief market risk and enterprise analytics officer. Prior to joining SunTrust, Koebler worked with the investment banking division of Bank One (J.P. Morgan) and previously was a senior chemical engineer for Shell Oil. Koebler holds a bachelor’s degree in Chemical Engineering from Vanderbilt, an MBA from the Kellogg Graduate School of Management at Northwestern University, and a Chartered Financial Analyst (CFA) designation. -more-

About SunTrust Banks, Inc. SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of September 30, 2018, SunTrust had total assets of $211 billion and total deposits of $160 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com. Member FDIC. ©2018 SunTrust Banks, Inc. SunTrust is a federally registered service mark of SunTrust Banks, Inc.